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                                                                   EXHIBIT 10.23


EQUIPMENT LEASE AGREEMENT

LESSOR: Rodney W. Simpson
        2029 American Legion Way
        San Angelo, Texas  76904

LESSEE: Basic Technologies, Inc.
        1026 W. Main St.  #208
        Lewisville TX 75067

LOCATION OF
EQUIPMENT:  11816 Hwy 83 North
            Ballinger TX 76821

DESCRIPTION OF
EQUIPMENT:  Exhibit A Attached

This agreement of lease of personal property is made effective the date signed below, by and between the Lessor and Lessee named above.

The lease is for a term of sixty (60) months, beginning Immediately. There is to be no security deposit or prepayment of last month's lease payment.

Lease Payments: $ 1,093.00 per month, beginning April 17, 1999, and continuing through March 17, 2002; followed by monthly lease payments of $818.00, beginning April 17, 2002, and ending with the last payment on March 17, 2004.

Lease termination and purchase option: At the end of the lease, or the payoff of the lease, if it occurs earlier, Lessee has the option to purchase the leased equipment for Ten Dollars ( $10.00). Notice of exercise of such option Must be made to Lessor no more than 30 days prior to expiration of the lease. If the purchase option is not exercised, Lessee must return the equipment to Lessor upon the termination of the lease. According to the provisions of the Uniform Commercial Code, this lease is to be treated as a finance lease.

During the term of the lease, Lessee is solely responsible to maintain the equipment in good working order; to maintain adequate casualty insurance coverage; and to pay any assessed personal property taxes. Lessee agrees to inform Lessor in writing promptly of any loss or significant damages to the equipment, and to provide evidence of insurance coverage.

Lessor makes no express or implied warranties as to the fitness and suitability of the equipment for the Lessee's purposes.

The terms of this lease will be governed by the laws of the State of Texas, with venue for any disputes to be in Denton County, Texas.


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This lease cannot be assigned by Lessee without written permission of Lessor.
Notwithstanding this provision, Lessee may assign the lease or use of the leased equipment to any company which is owned or controlled by the Lessee.

If Lessee is in default on any lease payment or on any other provision of the lease, Lessor may consider Lessee to be in default, and accelerate the remaining obligations of the lease, requiring Lessee to pay the remaining balance in full.

If any provision hereof or any remedy provided herein is found to be invalid, such provision shall be deemed omitted, but the remaining provisions and remedies shall remain in effect. Any delay or failure to enforce Lessor's rights will not prevent Lessor from enforcing its rights at a later time, subject to provisions of Texas law.

The terms and conditions of this Lease are the entire terms and conditions, and may be modified only by a mutually-signed written agreement.

This Lease is binding upon the heirs, successors or legal representatives of each party.

Signed and agreed to effective the    day of         , 1999.


LESSOR:                           LESSEE:


----------------------            ---------------------------------
Rodney Simpson                    Bryan Walker, President
                                  for Basic Technologies,Inc.